EXHIBIT 10.15

English Summary of the seventh Amendment dated March 4, 2018 (the “seventh Amendment”) by and between Foncière Medicale N°1 (the “Lessor”) and Talend S.A. (the “Tenant”), amending the Lease Agreement dated February 7, 2014 (hereinafter the “Original Lease”). The parties hereby agree to the following amendments:

a.     Expansion of the leased premises

In addition to the premises as referred to in the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment, Tenant rents as from March 19, 2018, the following additional lots:

•     An underground storeroom (lot n°3012)

b.     Rent and security deposit adjustment

Annual rent is increased up to €568,647.41 VAT excluded, as from March 19, 2018.

As a consequence, security deposit is increased correlatively to €142,161.85.

All other clauses and provisions of the Original Lease, and subsequent amendments remain unchanged.